                                                                       EXHIBIT 2

                          PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated this 12th day of February, 1997, is between BURLINGTON RESOURCES OIL & GAS COMPANY and GLACIER PARK COMPANY, each a Delaware corporation (collectively, "Sellers"), with offices at 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and VINTAGE PETROLEUM, INC. ("Buyer"), a Delaware corporation, with offices at 4200 One Williams Center, Tulsa, Oklahoma 74172.

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Sellers' right, title, and interest in and to the following assets:

  (i) The oil and gas leases, leasehold interests, overriding royalty interests, surface estates, term royalty interests, rights and interests attributable or allocable to the oil and gas leases or leasehold interests by virtue of pooling, unitization, communitization, and operating agreements, licenses, permits and other agreements, and other properties and interests described on Exhibit "A-1" (limited as to the interests, lands and depths indicated in the Exhibit) attached hereto (collectively, the "Leases"), together with Sellers' right, title and interest in and to the property and rights incident thereto, including, but not limited to, as of the Effective Time, rights in, to, and under leases, permits, rights-of-way, easements, licenses, farmouts, farmins, options, orders, and other contracts or agreements of a similar nature in any way relating thereto;

  (ii) The wells, equipment, materials, fixtures and improvements on the Leases as of the Effective Time, appurtenant thereto or used or obtained in connection with the Leases or with the production, treatment, sale or disposal of hydrocarbons or waste produced therefrom or attributable thereto, and other appurtenances thereunto belonging (the "Equipment"); provided, however, Equipment shall not include leased equipment located on the Leases;

  (iii) The unitization, pooling and operating agreements, and the units created thereby which relate to the Leases or interests described in Exhibit "A-1" or which relate to units or wells located on the Leases, including the units formed under orders, regulations, rules, and other official acts of the governmental authority having jurisdiction, together with any right, title, and interest created thereby in the Leases;

  (iv) Gas purchase contracts and product purchase and sale agreements related to the Leases;

  (v) Equipment leases and rental contracts, as more particularly described on Exhibit "A-2" attached hereto (to the extent the same are assignable);

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  (vi)   Gas gathering agreements, gas processing agreements, contracts and other agreements of a similar nature used primarily in connection with the Leases (to the extent the same are assignable);

  (vii)  Vehicles described in Exhibit "A-3" attached hereto; and

  (viii) Gathering systems described in Exhibit "A-4."

Sellers' interest in these assets is herein collectively referred to as the "Interests"; provided, however, the Interests shall not include, and there is excepted, reserved and excluded from this Agreement (x) the personal and real property set forth in Exhibit "A-5" attached hereto (the "Excluded Interests") and (y) the proprietary geophysical data described in the Data License Agreement attached hereto as Exhibit "I".

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Sellers and Buyer agree as follows:

1. Purchase and Sale.  Subject to and upon all of the terms and conditions
   -----------------
   herein set forth, Sellers shall sell, transfer, assign, convey, and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for, and accept the Interests from Sellers, effective January 1, 1997, 7 a.m. local time, at the Leases (the "Effective Time").

2. Purchase Price and Performance Deposit.
   --------------------------------------

  (a) The purchase price for the Interests shall be $114,100,000.00 (the "Base Purchase Price"), subject to any applicable purchase price adjustment as provided for herein.

  (b) Buyer shall, upon execution of this Agreement, deliver to Sellers a performance deposit of $11,410,000.00 (the "Performance Deposit") to assure Buyer's performance hereunder. At Closing, the Performance Deposit shall be a Buyer's credit against the Base Purchase Price. If this Agreement is terminated without a Closing, then the Performance Deposit shall be governed by the provisions of Section 27.

  (c) Sellers and Buyer agree that the Base Purchase Price shall be allocated among the Interests as set forth on Exhibit "B" for the purpose of (i) establishing a basis for certain taxes, (ii) giving notices of value to the owners of any preferential rights to purchase the Interests, and (iii) determining the value of a Title Defect or an Environmental Defect and handling those instances in which the Base Purchase Price is to be adjusted.

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3.  Title Defects.
    -------------

  (a) As used herein, the term "Defensible Title" shall mean, as to the Interests, such title held by Sellers, that, subject to and except for Permitted Encumbrances (as hereinafter defined):

      (i) Entitle Sellers to receive not less than the "Net Revenue Interest" as set forth in Exhibit "B" of all oil, gas, and associated liquid and gaseous hydrocarbons produced, saved, and marketed from the Interests;

      (ii) Obligates Sellers to bear costs and expenses relating to the maintenance, development, and operation of all wells located on the Interests in an amount not greater than the "Working Interest" set forth in Exhibit "B"; and

      (iii)  Is free and clear of any and all encumbrances, charges and liens.

  (b) As used herein, the term "Permitted Encumbrances" shall mean:

      (i) Lessor's royalties, overriding royalties, production payments, and reversionary interests if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any Interest to less than the Net Revenue Interest set forth in Exhibit "B";

      (ii) Sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons;

      (iii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, or
             (ii) required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights;

      (iv) Liens for taxes or assessments not due or not delinquent on the Closing Date;

      (v) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;

      (vi) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Interests which do not operate to interfere with current operations on the Interests;

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      (vii)  Liens of operators relating to obligations not yet due or pursuant to which Sellers are not in default, and materialmen's, mechanics', repairmen's, or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests that are not such as to interfere with the operation, value or use of the Interests;

      (viii) The agreements set forth on Exhibit "F" attached hereto; and

      (ix) Any Title Defects waived by Buyer pursuant to the terms of this Agreement.

  (c) The Interests shall be deemed to have a "Title Defect" if Sellers have less than Defensible Title to the Interests.

4.  Purchase Price Adjustments for Title Defects.
    --------------------------------------------

  (a) Buyer may, by delivery of written notice to Sellers of the existence of an alleged Title Defect, request reduction of the purchase price for the Interest affected. The Title Defect notice shall clearly indicate the nature of the Title Defect, the Interest to which it relates, an explanation of the Title Defect including the supporting legal theories, the allocated value of the Interest as to which all or some portion of which is affected by the Title Defect, and the amount by which Buyer believes the value of the affected Interest has been reduced because of the Title Defect, with the computation and information upon which Buyer's belief is based. In determining whether a portion of an Interest contains a Title Defect, it is the intent of the parties to include, when possible, only that portion of such Interest materially and adversely affected. If the value properly allocated to a Title Defect cannot be determined directly from Exhibit "B" because the Title Defect is included within, but does not totally comprise, the Interest to which the allocated value relates, Buyer and Sellers shall attempt, where feasible, to proportionately reduce the allocated value in Exhibit "B".

  (b) The Title Defect notice by Buyer shall be delivered to Sellers on or before 5:00 p.m., March 13, 1997, except that Buyer shall, to the extent reasonably practicable and in addition to the Title Defect notice, notify Sellers immediately as it becomes aware of Title Defects while performing its due diligence review of the Interests. In the event any such notice is not timely delivered, all Title Defects shall be deemed waived for all purposes and Buyer shall thereafter have no right to claim Title Defects; and in the event the Title Defect notice is timely delivered, all Title Defects not claimed in such notice shall be deemed waived for all purposes. Sellers shall have the right, but not the obligation, to attempt to cure any alleged Title Defect prior to Closing. In the event Sellers are unable or unwilling to cure an alleged Title Defect, Buyer and Sellers shall meet and use their reasonable efforts to agree on the validity of the claim of Title Defect and the amount of any required purchase price adjustment. In evaluating the significance of a fact, circumstance or condition for purposes of determining an alleged Title Defect, due consideration shall be given to the length of time that the particular Lease has been producing hydrocarbon substances and whether such fact, circumstance or

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      condition is of the type expected to be encountered in the area involved, and is usual and customarily acceptable to reasonable and prudent persons engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance.

  (c) In the event the parties cannot mutually agree on a purchase price adjustment for an alleged Title Defect, Buyer shall have the right to (i) proceed to Closing and accept the Interest with the alleged Title Defect with no purchase price adjustment, or (ii) terminate this Agreement as to the Interest affected by the alleged Title Defect and receive a purchase price adjustment for such Interest as set forth in Exhibit "B", or, where feasible, the proportionate allocated value.

  (d) There shall be no purchase price adjustment for Title Defects unless the aggregate total of all purchase price adjustments for Title Defects exceeds $200,000.00.

  (e) If Buyer shall determine that Sellers' net revenue interests in the Interests are greater than the Net Revenue Interests set forth on Exhibit "B", Buyer shall notify Sellers and Sellers shall be entitled to a mutually agreeable purchase price adjustment.

5.  Conditions of Closing by Sellers.  The obligation of Sellers to close is
    --------------------------------
    subject to the satisfaction of the following conditions:

  (a) The representations of Buyer contained in Section 8 hereof are true in all material respects on and as of the Closing Date;

  (b) Buyer shall have delivered to Sellers a legal opinion rendered by counsel to the effect that (i) Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer; and (iii) this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights;

  (c) Adjustments to the purchase price in accordance with the provisions of Sections 4 and 13 hereof shall not have exceeded $11,410,000.00; and

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  (d) On or before Closing, Sellers shall have obtained the approval of the
      Board of Directors of its parent, Burlington Resources Inc., to consummate the transactions contemplated by this Agreement.

6.  Conditions of Closing by Buyer.  The obligation of Buyer to close is
    ------------------------------
    subject to the satisfaction of the following conditions:

  (a) The representations of Sellers contained in Section 7 shall be true in all material respects on and as of the Closing Date;

  (b) Buyer and Sellers shall have adjusted the Base Purchase Price in accordance with the provisions of Sections 4, 13 and 15 hereof; and

  (c) Each Seller shall have delivered to Buyer a legal opinion rendered by such Seller's corporate counsel to the effect that (i) such Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Sellers has been duly authorized by all necessary action on the part of Sellers; and (iii) this Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers and is enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights.

  (d) On or before February 21, 1997, Buyer shall have obtained the approval of its Board of Directors to consummate the transactions contemplated by this Agreement.

7.  Representations of Sellers.  Sellers represent to Buyer that:
    --------------------------

  (a) Each Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

  (b) Subject to the condition set forth in Section 5(d) hereof, each Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly authorized;

  (c) Subject to the condition set forth in Section 5(d) hereof, this Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with the terms hereof, subject to the

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      effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights, and no other act, approval or proceeding on the part of each Seller or any other party is required to authorize the execution and delivery of this Agreement by each Seller or the consummation of the transactions contemplated hereby;

  (d) Subject to the condition set forth in Section 5(d) hereof, this Agreement, and the execution and delivery hereof by each Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of either Seller or any other governing documents of either Seller, (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of each Seller under any mortgage, indenture or agreement to which it is a party or by which the Interests are bound, which violation, conflict or default might adversely affect the ability of each Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of each Seller to perform its obligations under this Agreement;

  (e) Each Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever;

  (f) Each Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder;

  (g) Except as set forth on Exhibit "E" attached hereto, to the best of each Seller's knowledge after a review of the Records, there are no claims, actions, suits or proceedings (including condemnation or similar proceedings) filed or threatened against the Interests or any portion thereof that would have a material adverse affect on the value or operation of the Interests; and

  (h) To the best of Sellers' knowledge, neither Sellers, nor the operator of those Interests operated by third parties, have violated any laws, statutes, regulations or orders applicable to any of the Interests or the operation thereof which violation (i) would have a material adverse affect on the value or operation of the affected Interests or (ii) has not been remedied.

  (i) None of the Interests are encumbered by take-or-pay or other similar arrangements with purchasers of oil or gas whereby either Seller is obligated (i) to deliver production without receiving payment therefor
      (ii) to repay monies received for production paid for but not taken; and

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      In those instances where Sellers' representations are made on the basis of
      "the best of Sellers' knowledge", such representations are made by Sellers on the basis of the actual knowledge of Sellers' personnel at or above the supervisory level, without any investigation. If such personnel have notice of material facts which should cause them to reasonably believe that an investigation should be conducted, then such personnel shall be deemed to have actual knowledge of the facts that would have been uncovered by such an investigation.

8.  Representations of Buyer.  Buyer represents to Sellers that:
    ------------------------

  (a) Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

  (b) Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized;

  (c) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights. No other act, approval or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby;

  (d) This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement;

  (e) Buyer possesses all required governmental licenses, permits, bonds, certificates, orders, and authorizations necessary to own or operate the Interests;

  (f) Buyer has, and will have on the Closing Date and thereafter, sufficient cash to enable it to make payment in immediately available funds of the purchase price when due and any other amounts to be paid by it hereunder;

  (g) Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer is not acquiring the Interests in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder; and

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  (h) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

9. Claims.
   ------

  (a) "Claims" shall mean any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty, and any attorneys' fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

  (b) "Environmental Law" shall mean any statute, rule, regulation or order of any governmental agency having jurisdiction over the Interests or Sellers pertaining to health, safety, or the environment.

  (c) An "Environmental Defect" shall mean a Claim attributable to or arising out of a violation (i) of any Environmental Law in effect on the Effective Time and applicable to conditions existing prior to the Closing Date, (ii) that is made known to Buyer prior to Closing, and (iii) to which prompt remedial or corrective action reasonably estimated to entail expenditures in excess of $50,000 either is required or would be undertaken by a prudent operator of oil and gas properties. For the sole purpose of determining if an Environmental Defect exceeds $50,000, occurrences (whether single or multiple) of different Environmental Defects shall be considered a single Environmental Defect with respect to the same individual site or facility.

  (d) An "Environmental Claim" shall mean a Claim attributable to or arising out of (i) a breach of the representation in Section 7(h) or (ii) a violation of any Environmental Law in effect on the Effective Time and applicable to conditions existing prior to the Closing Date, in either case, that is (x) that is made known to Buyer after the Closing and (y) to which prompt remedial or corrective action reasonably estimated to entail expenditures in excess of $50,000 either is required or would be undertaken by a prudent operator of oil and gas properties. For the sole purpose of determining if an Environmental Claim exceeds $50,000, occurrences (whether single or multiple) of different Environmental Claims shall be considered a single Environmental Claim with respect to the same individual site or facility.

10. Indemnities of Sellers.
    ----------------------

  (a) Sellers shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Buyer and its affiliates, including its directors, officers, employees, agents, and

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

      representatives of each of them, harmless from and against any and all Claims attributable to or arising out of (i) any act or omission by Sellers involving or related to the Interests occurring before the Effective Time, except as limited in (x), (y) and (z) below, (ii) the matters set forth on Exhibit "E" hereto, and (iii) the breach by Sellers of the representations contained in Section 7 hereof; provided, however, this indemnity is limited and shall not cover or include (x) matters pertaining to title to the Interests, all of which will be governed by
      Section 4 hereof, (y) any Claims with respect to any and all gas balancing liabilities and obligations or alleged or threatened liabilities and obligations, all of which will be governed by Section 14 hereof, or (z) any Claims with respect to any violation of Environmental Laws (regardless of the dollar amount in issue) waived pursuant to Section 13 hereof.

  (b) After Closing, any assertion by Buyer that Sellers are liable under the terms of the indemnities provided by Section 10(a)(i) or 10(a)(iii) must be made by Buyer in writing and must be given to Sellers on or prior to March 31, 1998; provided however, there shall be no time limitation for Claims related to the proper payment of (i) taxes, (ii) royalties, overriding royalties, and similar burdens on production, (iii) joint interest audits for periods prior to the Effective Time, or (iv) broker's or finder's fees. Any notice to Sellers shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Sellers to evaluate the assertion. All claims by Buyer for a breach of any of Seller's representations in Section 7 shall be asserted by Buyer under
      Section 10(a)(iii).

  (c) If a Claim arises for which Buyer intends to seek indemnity with respect thereto under Section 10(a)(i) or 10(a)(iii), Buyer shall notify Sellers of such Claim within 30 days after the date on which Buyer becomes aware of such Claim. Sellers shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and Buyer shall cooperate with Sellers in connection therewith. So long as Sellers have undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedeas bonds and similar bonds), Buyer shall not pay or settle any such Claim. Buyer shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity by Sellers for such Claim. If Sellers do not notify Buyer within thirty (30) days after the receipt of Buyer's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, then Buyer shall have the right to contest, settle or compromise the Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Section 10.

  (d) If any notice of a Claim which is an Environmental Claim given by Buyer to Sellers pursuant to this Section 10, Sellers' total liability hereunder for any and all such Environmental Claims shall be limited to $20,000,000.00, payable as follows:

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

        (i) the first $10,000,000.00 toward satisfaction of any such Claims shall be Sellers' sole responsibility; and

        (ii) the next $20,000,000.00 toward satisfaction of any such Claims shall be split equally between Sellers and Buyer.

  11. Assumption of Obligations and Indemnities of Buyer.
      --------------------------------------------------

    (a) As of the Effective Time, Buyer agrees to assume and perform any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of Sellers (i) that relate to periods after the Effective Time and that arise under the agreements set forth on Exhibit "F," existing oil and gas leases, assignments, operating agreements, leases, permits, rights-of-way, licenses, easements, options, orders, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, gas processing agreements, or any other agreements or contracts attributable to, affecting, or otherwise relating to the Interests, including, but not limited to, any and all liabilities and obligations to pay and deliver royalties, overriding royalties, non-participating royalties, and other burdens on production and (ii) in connection with or arising out of balancing of overproduction or underproduction from the Interests, whether relating to periods before or after the Effective Time. Additionally, as of the Effective Time, Buyer agrees to assume and perform any and all liabilities and obligations to comply with all laws and governmental regulations with respect to the Interests, including, but not limited to, the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial or other action with respect to the Interests, regardless of when the events occurred that caused such condition to exist or the obligation to arise. Without limitation of the foregoing, as of the Effective Time, Buyer agrees to assume and perform any and all of the obligations and liabilities or alleged or threatened liabilities and obligations of Sellers for any violation of Environmental Laws with respect to the Interests, regardless of when the events occurred that caused such condition to exist or the obligation to arise.

    (b) Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Sellers and its directors, officers, employees, agents, and representatives of each of them (the "Seller Parties"), harmless from and against any and all Claims attributable to or arising out of the following: (i) Buyer's ownership or operation of the Interests subsequent to the Effective Time; (ii) Buyer's assumption of any obligation or liability contained in this Section 11 (but only to the extent Sellers have not agreed to provide Buyer with indemnity pursuant to Section 10 hereof); (iii) the breach by Buyer of the representations contained in Section 8 hereof; (iv) the breach by Buyer of any of the agreements and covenants contained in this Agreement; and
        (v) any act, omission, event, condition, or circumstance involving or relating to the Interests occurring or existing before the Effective

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                                                                         Page 11

      Time that was not properly asserted by Buyer under Section 10(a) before the date specified in Section 10(b).

  (c) THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES.

12. Due Diligence Review.
    --------------------

  (a) Prior to Closing, Sellers, in Sellers' offices, will make available to Buyer and Buyer's authorized representatives for examination as Buyer may reasonably request, all lease files, land files, well files, product purchase and sale contracts, division order files, abstracts, title opinions, engineering, certain geophysical and geological data, reports, maps, logs, and well records contained in Sellers' files relating to the Interests (collectively the "Records"); provided, however, the Records shall not include (i) the geophysical data described in Exhibit "I," (ii) any other geophysical data that Sellers are restricted from transferring by third party agreements, or (iii) any information subject to third party confidentiality agreements for which a consent or waiver can not be secured by Sellers after reasonable efforts. Prior to Closing, Buyer, at Buyer's sole cost, may copy any portion of the Records as Buyer may reasonably request.

  (b) Sellers shall permit Buyer and Buyer's authorized representatives to consult with Sellers' employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, wellsite inspections and inventories of the Interests that are operated by either Seller. During such inspections, Buyer shall have the right to review the Interests to determine the environmental condition of the Equipment and Lease premises. To the extent Buyer desires similar access to Sellers' non-operated Interests, Sellers shall assist Buyer in obtaining such access; provided, however, Buyer shall not contact the Operator of the non-operated Interests directly.

13. Purchase Price Adjustments for Environmental Defects.
    ----------------------------------------------------

  (a) Buyer may, by delivery of written notice to Sellers of the existence of an alleged Environmental Defect, request reduction of the purchase price for the Interest affected. The Environmental Defect notice shall clearly indicate the nature and a detailed description of the Environmental Defect, the Interest to which it relates, and the dollar amount which Buyer believes it would take to rectify or remediate the Environmental Defect.

                                                     Purchase and Sale Agreement

  (b) The Environmental Defect notice by Buyer shall be delivered to Sellers on or before March 13, 1997, except that Buyer shall, to the extent reasonably practicable and in addition to the Environmental Defect notice, notify Sellers immediately as it becomes aware of Environmental Defects while performing its due diligence review of the Interests. Sellers shall have the right, but not the obligation, to attempt to cure any alleged Environmental Defect prior to Closing. In the event Sellers are unable or unwilling to cure an alleged Environmental Defect, Buyer and Sellers shall meet and use their reasonable efforts to agree on the validity of the claim of the Environmental Defect and the amount of any required purchase price adjustment. Any violation of Environmental Law existing with respect to the Interests as of March 13, 1997, and known to Buyer on such date, or any conditions with respect to the Interests that might reasonably constitute a violation of Environmental Law existing as of March 13, 1997, and known to Buyer on such date, but not included in an Environmental Defect notice delivered by Buyer to Sellers on or before such date shall be deemed waived for all purposes, and no such violation or condition shall be considered an Environmental Defect or an Environmental Claim.

  (c) In the event the parties cannot mutually agree on the purchase price adjustment for an alleged Environmental Defect, Buyer shall have the right to (i) proceed to Closing and accept the Interest with the alleged Environmental Defect with no purchase price adjustment, or (ii) terminate this Agreement as to the Interest affected by the alleged Environmental Defect and receive a purchase price adjustment for such Interest as set forth in Exhibit "B", or, where feasible, the proportionate allocated value.

  (d) There shall be no purchase price adjustment for Environmental Defects unless the aggregate total of all Environmental Defects exceeds $200,000.00.

14. Gas Imbalances.  Sellers' estimate of the aggregate gas imbalance as of
    --------------
    the Effective Time for all the Interests is 243,643 MCF, cumulative working interest, overproduced, as more particularly set forth for each of the Interests on Exhibit "G". On or before March 19, 1997, Sellers shall provide Buyer with a revised gas imbalance schedule for all the Interests as of the Effective Time. There shall be a purchase price adjustment at Closing for the volumetric difference in the estimated and revised imbalance calculated on Sellers' net revenue interest at a price of $1.00 per MCF. To the extent that there is any difference between Sellers' actual aggregate gas imbalance as of the Effective Time and the imbalance position settled at Closing, then an adjustment shall be made at the $1.00 per net MCF rate in the Final Closing Statement. There shall be no further gas imbalance adjustments after the Post-Closing adjustment. In the event of a Title Defect affecting all or a portion of the Interests, the aggregate gas imbalance shown above shall be adjusted to take into account the affected Interest. Any purchase price adjustments for gas imbalances shall be made only on those Interests purchased by Buyer.

                                                     Purchase and Sale Agreement

15. Other Purchase Price Adjustments.
    --------------------------------

  (a) As used herein, the following terms have the meanings assigned:

      "Casualty Loss" shall mean, with respect to all or any portion of the Interests, any destruction by fire, blowout, storm or other casualty of all or any portion of the Interests between the Effective Time and Closing. Sellers shall promptly notify Buyer of any Casualty Loss of which Sellers become aware.

      "Preferential Purchase Right" shall mean any option, right or first refusal or similar preferential purchase right burdening a Lease.

      "Required Consent" shall mean any rights to consent to an assignment or transfer of a Lease, other than filings with governmental entities or notices to third parties customarily obtained subsequent to a sale or transfer, where the failure to receive such consent could reasonably render the transfer of such Lease to Buyer void or voidable.

  (b) If any Casualty Loss occurs prior to Closing to any of the Interests and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Interests shall not be materially diminished, then Sellers may repair such Casualty Loss prior to Closing at Sellers' cost and shall notify Buyer of such election. In the event Sellers (i) elect to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Sellers do not cause the value of such Interests to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then Buyer shall have the right to (x) proceed to Closing and accept the Interest with the Casualty Loss with no purchase price adjustment, or (y) terminate this Agreement as to the Interest affected by the Casualty Loss and receive a purchase price adjustment for such Interest as set forth in Exhibit "B", or where feasible, the proportionate allocated value.

  (c) Sellers shall promptly give notices to all third parties holding any Preferential Purchase Right known to Sellers or identified to Sellers by Buyer prior to Closing. Sellers shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, such Preferential Purchase Right prior to Closing. If a Preferential Purchase Right is exercised prior to Closing, the purchase price shall be reduced by the amount set forth in Exhibit "B"for the affected Interest, or where applicable and possible, the proportionate allocated value, and Sellers shall convey the affected Interest to the holder of such right and be entitled to all amounts paid by such holder. If a Preferential Purchase Right is exercised after Closing, Buyer shall convey the affected Interest to the holder of such right and be entitled to receive all amounts paid by such holder.

                                                     Purchase and Sale Agreement

  (d) Sellers shall promptly give notices to all third parties holding any Required Consents known to Sellers or identified to Sellers by Buyer prior to Closing. Sellers shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain such Required Consents. Unless waived by Buyer, if a Required Consent is not obtained prior to Closing, the purchase price shall be reduced by the amount set forth in Exhibit "B"for the affected Interest, or where applicable and possible, the proportionate allocated value, and such Interest shall be excluded from the purchase and sale under this Agreement. Any Required Consent waived by Buyer shall be deemed a Permitted Encumbrance.

16. Confidentiality.  All Records, and all other confidential data provided to
    ---------------
    Buyer, whether before or after the date of this Agreement, and all title matters and environmental reports prepared by Buyer or Buyer's representatives relating to the Interests, shall be treated by Buyer as strictly confidential, and shall not be disclosed to any person, firm or corporation without the prior written consent of Sellers. In the event this purchase and sale does not close, this covenant shall survive termination of this Agreement and Buyer shall promptly return all copies of the Records in its possession; and in the event the sale closes, this covenant shall terminate at Closing.

17. DISCLAIMERS.  THE INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT HERETO SHALL
    -----------
    BE EXECUTED WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF TITLE OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED OR STATUTORY; PROVIDED, HOWEVER, SELLERS SHALL SPECIALLY WARRANT AND AGREE TO DEFEND THE TITLE TO THE INTERESTS AGAINST THE LAWFUL CLAIMS AND DEMANDS OF ALL PERSONS OR ENTITIES CLAIMING THE SAME OR ANY PART THEREOF BY, THROUGH OR UNDER SELLERS, BUT NOT OTHERWISE. THE INTERESTS ARE BEING CONVEYED AND ASSIGNED TO AND ACCEPTED BY BUYER IN ITS "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLERS AND WAIVED BY BUYER. THE INTERESTS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCTION, PIPELINE, TRANSPORTATION, STORAGE AND RELATED OPERATIONS. PHYSICAL CHANGES IN THE INTERESTS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE INTERESTS MAY ALSO INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY SELLERS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE INTERESTS. IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED PRIOR TO CLOSING (OR SHALL BE DEEMED

                                                     Purchase and Sale Agreement

    TO HAVE WAIVED ITS RIGHT TO INSPECT) THE LEASES, THE EQUIPMENT AND THE ASSOCIATED PREMISES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER SHALL ACCEPT ALL OF THE SAME IN ITS "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF NATURALLY OCCURRING RADIO ACTIVE MATERIAL (NORM) AND MAN-MADE MATERIAL FIBERS (MMMF). IN ADDITION, SELLERS AND ITS ADVISORS, MORGAN STANLEY & CO. AND RANDALL & DEWEY, INC., MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE INTERESTS, OR CONCERNING THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, ATTRIBUTABLE TO THE INTERESTS, OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS, OR THE PRICES WHICH BUYER IS OR WILL BE ENTITLED TO RECEIVE FOR ANY SUCH HYDROCARBONS.

18. DTPA Waiver.  TO THE EXTENT APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY
    -----------
    THIS AGREEMENT, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS
    17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS & COMMERCIAL CODE (A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS). AFTER CONSULTATION WITH AN ATTORNEY OF ITS CHOICE, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

19. Preclosing and Closing. Sellers and Buyer shall meet on or before March
    ----------------------
    21, 1997, at the offices of Sellers at 5051 Westheimer, Suite 1400, Houston, Texas, or at such other time and place as Sellers and Buyer may mutually agree in writing, to complete and execute, but not deliver, the closing documents for the transaction contemplated hereunder. The closing documents shall be held by Sellers until April 1, 1997. On April 1, 1997, Buyer shall deliver the Closing Amount to Sellers as provided in Section 20(l) below and Sellers shall deliver the closing documents to the appropriate parties (the "Closing" or the "Closing Date").

20. Transactions at Preclosing and Closing.
    --------------------------------------

  (a) Sellers shall execute, acknowledge, and deliver to Buyer the instruments of conveyance in the forms as set forth in Exhibits "C-1" through "C-8" hereto conveying the Interests;

  (b) Sellers and Buyer shall execute and deliver a Preliminary Closing Statement that shall set forth the Base Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount (the "Closing Amount") in the form as set forth in Exhibit "D" hereto;

                                                     Purchase and Sale Agreement

  (c) Sellers shall deliver to Buyer the Records (but shall be authorized to keep a copy of the Records);

  (d) Sellers and Buyer shall execute, acknowledge and deliver mutually agreeable transfer orders or letters-in-lieu prepared by the Buyer, directing all purchasers of production to make future payments of proceeds attributable to production from the Interests to Buyer;

  (e) Sellers shall deliver to Buyer (i) a certificate stating that the representations of Sellers contained in Section 7 hereof are true as of the Closing Date, and (ii) a "non-foreign person" affidavit in the form as set forth in Exhibit "H" hereto;

  (f) Sellers shall deliver to Buyer the legal opinion referenced in Section 6(c) hereof;

  (g) Buyer shall deliver to Sellers a certificate stating that the representations of Buyer contained in Section 8 hereof are true as of the Closing Date;

  (h) Buyer shall deliver to Sellers the legal opinion referenced in Section 5(b) hereof;

  (i) Buyer shall deliver to Sellers a complete copy of Buyer's environmental assessment, including, but not limited to, reports, data, valuation, assessments and conclusions;

  (j) Sellers shall deliver to Buyer possession of the Interests, subject to any applicable operating agreement or other related agreement affecting the Interests;

  (k) Sellers and Buyer shall execute the Data License Agreement in the form as set forth in Exhibit "I" hereto; and

  (l) Buyer shall deliver to Sellers cash by wire transfer in the amount of the Closing Amount to the following account:

              Bank:                 Mellon Bank, Pittsburgh, PA.
              ABA/Routing Number:   043-000-261
              Account:              104-9050
              For Credit To:        Burlington Resources Services Inc.

21. Further Assurance.  Incidental and subsequent to Closing, each of the
    -----------------
    parties shall execute, acknowledge, and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

                                                     Purchase and Sale Agreement

22. Post-Closing Adjustments.  On or before November 1, 1997, the parties
    ------------------------
    shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing, and the amount due from Buyer or Sellers, as the case may be, pursuant to the Post-Closing adjustment. On or before October 1, 1997, Sellers shall provide Buyer with a Final Closing Statement setting forth the Post-Closing adjustments. Sellers shall provide Buyer access to such of Sellers' records as may be reasonably necessary to verify the Post-Closing adjustments. Payment by Buyer or Sellers shall be made in immediately available funds within five (5) days of agreement. If the Final Closing Statement has not been agreed upon on or before the date set forth herein, either party may seek to enforce any rights it claims pursuant to this Agreement.

23. Proration of Taxes.  All ad valorem taxes, real property taxes, and
    ------------------
    similar obligations with respect to the tax period in which the Effective Time occurs (the "current tax period") shall be apportioned between Sellers and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated taxes owed by Sellers for that portion of the current tax period prior to the Effective Time.

24. Proceeds.
    --------

  (a) All proceeds, including, but not limited to, proceeds held in suspense or escrow and proceeds received after the Effective Time for oil produced and held in storage on the Leases but not sold as of the Effective Time, attributable to the Interests and accruing to the period prior to the Effective Time shall belong to Sellers. Sellers shall retain overhead charges and rates received by Sellers in its capacity as Operator under any operating agreement or COPAS accounting procedure attributable to the Interests through the end of the month in which Closing occurs.

  (b) All proceeds attributable to the Interests and accruing to the period on and after the Effective Time shall belong to Buyer. In the event Sellers has received proceeds belonging to Buyer after the Effective Time, Sellers will account to Buyer for such proceeds at the same price Sellers received for the production in accordance with its existing product purchase and sale contracts.

25. Employees.  Buyer intends to continue to operate the Interests in the
    ---------
    ordinary course of business. Buyer shall interview for employment all employees of Sellers listed on Exhibit "J". Buyer may, in its sole discretion, offer employment to some or all of such employees.

26. Hart-Scott-Rodino Filing.  This Agreement is subject in all respects to
    ------------------------
    and conditioned upon compliance by the parties of the Hart Scott Rodino Antitrust Improvements Act of 1976, and rules and regulations promulgated pursuant thereto (the "Act"), to the extent that the Act is applicable to the transactions contemplated by this Agreement. The parties shall make such

                                                     Purchase and Sale Agreement
    filings within five (5) business days after execution of this Agreement, and provide such information to the Federal Trade Commission and their attorneys as are required in connection with the Act as soon as practicable after a request therefor.

27. Failure to Close.  Subject to the other provisions of this Section, if all
    ----------------
    of the conditions to Closing set forth in Sections 5, 6 and 26 hereof have not been satisfied or waived by the respective parties on or before April 30, 1997 (or such later date as hereafter may be mutually agreed upon by the parties in writing), this Agreement shall terminate automatically, and no party hereto shall have any further obligations or any liability to the other party pursuant to this Agreement; provided, however, that nothing herein shall relieve any party from liability for its willful failure to satisfy any conditions to Closing required to be satisfied by it. If the conditions to Buyer's obligations to close as set forth in Section 6 hereof have not been satisfied or waived by such date, or in the event this transaction is not consummated due to the conditions of Closing contained in Sections 5(c) or 5(d) or 26 hereof, the Performance Deposit shall be returned to Buyer. If this transaction is not consummated on such date for any reason other than the conditions of Closing by Sellers contained in Sections 5(c) or 5(d), Sections 6(a), 6(b), or 6(c) hereof and 26 hereof, Sellers may retain the Performance Deposit, as agreed liquidated damages and not as a penalty, it being agreed that actual damages would be difficult to ascertain and that such amount is reasonable Upon any termination of this Agreement, Sellers shall be free immediately to enjoy all rights of ownership of the Interests and to sell, transfer, encumber or otherwise dispose of the Interests to any party without any restriction under this Agreement.

28. Use of Sellers' Names.  Buyer agrees that, as soon as practicable after
    ---------------------
    Closing, it will remove or cause to be removed the names and marks Burlington Resources, Meridian Oil, El Paso Production, Glacier Park, or Southland Royalty, where and if they exist, and all variations and derivatives thereof and logos relating thereto from the Interests and will not thereafter make any use whatsoever of such names, marks, and logos.

29. Operations Pending Closing.  Sellers shall operate the Interests operated
    --------------------------
    by either Seller using the same standard of care (i) as an ordinary prudent operator, or (ii) if the Interests are subject to an operating agreement, as imposed on the "Operator" under such joint operating agreement, in either case, until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer. During the period from the date of this Agreement to Closing, Sellers shall (i) consult with Buyer with respect to all AFE's over $100,000.00 net to the interests of Sellers which are received by Sellers with respect to any Interest, and consult with Buyer with respect to all material decisions to be made with respect to the Interests, including, without limitation, the incurring of costs for discretionary expenditures for operations in excess of $100,000.00 net to the interest of Sellers for which AFE's are not prepared, (ii) operate the Interests in accordance with the terms and conditions of all applicable contracts, laws and regulations, and (iii) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any material portion of the Interests (other than the sale of production in the ordinary course of business) or as required

                                                     Purchase and Sale Agreement
    in connection with the exercise of third parties of preferential rights to purchase any of the Interests without the express written consent of Buyer.

30. Operations.  Should Sellers presently operate any Interest, Sellers make
    ----------
    no representation, warranty or covenant that the Buyer will become operator of any or all of the Interests. Buyer acknowledges that operations will be governed by the applicable operating agreements or other related agreements affecting the Interests.

31. Occasional Sale.  Sellers and Buyer believe that this purchase and sale of
    ---------------
    the Interests constitutes an isolated or occasional sale and is not subject to sales tax; provided, however, if any sales, transfers, use taxes or other similar taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, Buyer shall timely pay and solely bear all such taxes.

32. Recording Documents.  Buyer shall pay all documentary, filing, and
    -------------------
    recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, Buyer shall provide Sellers with recorded copies of all documents conveying the Interests to Buyer.

33. Notices.  All notices hereunder shall be sufficiently given for all
    -------
    purposes hereunder if in writing and delivered personally, or to the extent receipt is confirmed by the party charged with notice, sent by documented overnight delivery service, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Sellers or Buyer shall be addressed to:

            SELLERS                        BUYER

    Burlington Resources Oil &     Vintage Petroleum, Inc.
      Gas Company                  4200 One Williams Center
    5051 Westheimer                Tulsa, Oklahoma 74172
    Suite 1400                     Attn: Robert W. Cox
    Houston, Texas 77056-2124      Fax: 918-588-9704
    Attn: Kent Beers
    Fax:  713-624-9640

34. Entire Agreement.  This instrument states the entire agreement
    ----------------
    and supersedes all prior agreements (except any prior Confidentiality Agreement between the Buyer and Sellers) between the parties concerning the subject matter hereof. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

                                                     Purchase and Sale Agreement

35. Counterpart. This Agreement may be executed by Buyer and Sellers in any
    -----------
    number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

36. Time of Essence.  Time is of the essence in this Agreement.
    ---------------

37. Announcements. Sellers and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby. Any press release or other announcements will be at a time and in a form reasonably acceptable to Sellers and Buyer.

38. Waiver. Any of the terms, provisions, covenants, representations, warranties
    ------
    or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right to enforce the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

39. Survival of Representations and Covenants. All representations and covenants
    -----------------------------------------
    of the parties to the extent not fully performed or waived prior to Closing shall survive the Closing other than those contained in Sections 4, 5, 6, and 13 hereof. Claims for a breach of a representation or covenant covered by the provisions of Sections 10 and 11 shall be governed exclusively by the provisions of such Sections.

40. Reliance. Prior to executing and/or closing this Agreement, Buyer has been
    --------
    afforded an opportunity to (i) examine the Interests and such materials as it has requested to be provided to it by Sellers, (ii) discuss with representatives of Sellers such materials and the nature and operation of the Interests and (iii) investigate of the condition, including subsurface condition, of the Interests. In entering into and closing this Agreement, Buyer has relied solely on the express representations and covenants of Sellers in this Agreement, its independent investigation of, and judgment with respect to, the Interests, and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of Sellers or any representatives or agents of, or consultants or advisors engaged by, Sellers.

41. Governing Law. This Agreement and the rights and obligations of the parties
    -------------
    hereto shall be governed, construed, and enforced in accordance with the laws of the State of Texas. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction within the State of Texas, except to the extent the laws of another jurisdiction mandatorily apply.

                                                     Purchase and Sale Agreement

42. Legal Fees. The prevailing party in any legal proceeding brought under or to
    ----------
    enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

43. Agreement for the Parties' Benefit Only. This Agreement is not intended to
    ---------------------------------------
    confer upon any person not a party hereto any rights or remedies hereunder, and no person, including, but not limited to, those persons affected by
    Section 25 hereof, other than the parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

44. Severability. If any term or other provision of this Agreement is invalid,
    ------------
    illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

45. Binding Effect; Assignment. All the terms, provisions, covenants,
    --------------------------
    representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors; provided, however, this Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by any party without the express prior written consent of the non-assigning or non-delegating party.

46. Enforcement. Should Buyer or Sellers default in the performance of this
    -----------
    Agreement, the non-defaulting party shall be entitled to enforce specific performance of this Agreement, or exercise any other right or remedy it may have at law or in equity by reason of such default.

47. Like Kind Exchange - Internal Revenue Code (S)1031. Buyer agrees to
    --------------------------------------------------
    cooperate with and assist Sellers as reasonably requested to enable Sellers to comply with the provisions of Section 1031 of the Internal Revenue Code and related provisions thereto.

                                                     Purchase and Sale Agreement

EXECUTED as of the date first above mentioned.


                                     SELLERS:

                                     BURLINGTON RESOURCES OIL & GAS COMPANY



                                     By: /s/ Mark E. Ellis
                                         ---------------------------------------

                                     Its:  Vice President
                                           -------------------------------------


                                     GLACIER PARK COMPANY



                                     By: /s/ Mark E. Ellis
                                         ---------------------------------------

                                     Its:  Vice President
                                           -------------------------------------



                                     BUYER:

                                     VINTAGE PETROLEUM, INC.



                                     By: /s/ Robert W. Cox
                                         ---------------------------------------

                                     Its:   Vice President
                                            ------------------------------------

                                                     Purchase and Sale Agreement

                              SCHEDULE OF EXHIBITS
                              --------------------

     The following exhibits have been omitted, and the Registrant agrees to furnish supplementally a copy of any such omitted exhibits to the Securities and Exchange Commission upon its request:

     A-1....................... Leases

     A-2....................... Equipment Leases/Rental Contracts

     A-3....................... Vehicles/Trailers

     A-4....................... Gathering Systems

     A-5....................... Excluded Interests

     B......................... Allocation Schedule

     C-1....................... Assignment and Bill of Sale

     C-2....................... Bill of Sale (Gathering System)

     C-3....................... Non-Participating Term Royalty Conveyance

     C-4....................... Assignment of ROWs and Easements

     C-5....................... Assignment of Equipment Leases

     C-6....................... Assignment of Contracts and Agreements

     C-7....................... Assignment of Gas Purchase Contracts

     C-8....................... Deed

     D......................... Preliminary Closing Statement

     E......................... Litigation

     F......................... Assumed Agreements

     G......................... Gas Imbalances

     H......................... Affidavit of Non-Foreign Status

     I......................... Data License Agreement

     J......................... Personnel

                                 AMENDMENT TO

                          PURCHASE AND SALE AGREEMENT


THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment") dated March 11, 1997, is by and between BURLINGTON RESOURCES OIL & GAS COMPANY and GLACIER PARK COMPANY ("Sellers"), both Delaware corporations, with offices at 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, BURLINGTON RESOURCES OFFSHORE INC. ("BROI"), a Delaware corporation, with offices at 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060, and VINTAGE PETROLEUM, INC. ("Buyer"), a Delaware corporation, with offices at 4200 One Williams Center, Tulsa, Oklahoma 74172.

WHEREAS, Sellers and Buyer are parties to a certain Purchase and Sale Agreement dated February 12, 1997 (the "Agreement");

WHEREAS, Sellers and Buyer have determined that BROI, an affiliated company of Sellers, is the owner of certain assets ("Interests") more particularly described in the Agreement;

WHEREAS, Sellers, Buyer and BROI desire to include BROI as one of the "Sellers" under the Agreement.

NOW, THEREFORE, in consideration of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

     1. BROI is hereby made a party to the Agreement and included as one of the "Sellers" thereunder, exactly as if BROI had been an original signatory party to the Agreement. BROI shall be entitled to all rights and subject to all obligations of Sellers under the Agreement.

     2. Except as amended herein, all other terms and conditions of the Agreement shall remain unaltered and in full force and effect.

     3. This Amendment shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above mentioned.

                                       SELLERS:
                                       --------

                                       BURLINGTON RESOURCES OIL & GAS COMPANY


                                       By:   /s/ Mark E. Ellis
                                          -------------------------------------
                                             Mark E. Ellis, Vice President


                                       GLACIER PARK COMPANY


                                       By:   /s/ Mark E. Ellis
                                          -------------------------------------
                                             Mark E. Ellis, Vice President


                                       BURLINGTON RESOURCES OFFSHORE INC.


                                       By:   /s/ Mark E. Ellis
                                          -------------------------------------
                                             Mark E. Ellis, Vice President


                                       BUYER:
                                       ------

                                       VINTAGE PETROLEUM, INC.


                                       By:   /s/ Robert W. Cox
                                          -------------------------------------
                                             Robert W. Cox, Vice President

[LETTERHEAD OF BURLINGTON RESOURCES APPEARS HERE]

                                March 20, 1997



Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma 74172

Attn:  Robert W. Cox

     Re:  PURCHASE AND SALE AGREEMENT DATED FEBRUARY 12, 1997

Gentlemen:

     This letter shall set forth the agreement of Burlington Resources Oil & Gas Company, Glacier Park Company and Vintage Petroleum, Inc. to amend Section 19 of the referenced Purchase and Sale Agreement among the parties to substitute the date of March 26, 1997 in the first sentence of such Section in place of the date of March 21, 1997 as currently provided therein.

     If the foregoing correctly sets forth our agreement, please execute in the space provided below.

                                Yours very truly,

                                BURLINGTON RESOURCES OIL & GAS COMPANY


                                By:    /s/ Illegible
                                   -----------------------------------------


                                GLACIER PARK COMPANY


                                By:    /s/ Illegible
                                   -----------------------------------------

AGREED TO AND ACCEPTED
THIS 20TH DAY OF MARCH, 1997

VINTAGE PETROLEUM, INC.


By:  /s/ Robert W. Cox
   --------------------------